Exhibit 8

List of Subsidiaries of Nexa Resources S.A.

Name of Subsidiary	Jurisdiction of Incorporation or Organization
Campos Novos Energia S.A.	Brazil
Compañía Minera Shalipayco S.A.C.	Peru
Compañía Magistral S.A.C.	Peru
Compañía Minera Doña Isabel Ltda.	Chile
Compañía Minera Gaico S.A.	Peru
Consórcio Capim Branco Energia	Brazil
Consórcio UHE Igarapava	Brazil
Exploraciones Chimborazo Metals & Mining S.A.	Ecuador
IncPac Holding Limited	British Virgin Islands
Inversiones Garza Azul S.A.C. Karmin Holdings Ltda.	Peru Brazil
L.D.O.S.P.E. Empreendimentos e Participações Ltda.	Brazil
L.D.Q.S.P.E. Empreendimentos e Participações Ltda.	Brazil
L.D.R.S.P.E. Empreendimentos e Participações Ltda.	Brazil
Minera Bongará S.A.	Peru
Minera Cerro Colorado S.A.C.	Peru
Minera Pampa de Cobre S.A.C.	Peru
Mineração Parnamirim	Brazil
Mineração Colina Ltda.	Brazil
Mineração Santa Maria Ltda.	Brazil
Mineração Soledade Ltda.	Brazil
Nexa Energy Comercializadora de Energia Ltda.	Brazil
Nexa Resources Atacocha S.A.A.	Peru
Nexa Resources Cajamarquilla S.A.	Peru
Nexa Resources El Porvenir S.A.C.	Peru
Nexa Recursos Minerais S.A.	Brazil
Nexa Resources Peru S.A.A.	Peru

Nexa Resources UK Limited	United Kingdom
Nexa Resources US Inc.	United States
Nexa Solar Vazante 1 Ltda	Brazil
Nexa Solar Vazante 2 Ltda	Brazil
Nexa Solar Três Marias 1 Ltda	Brazil
Otavi Mining Investments (Proprietary) Ltd.	Namibia
Otjitombo Mining (Proprietary) Ltd.	Namibia
Pollarix S.A.	Brazil
Rayrock Antofagasta S.A.C.	Peru
SMRL Ltda. Pepita 1	Peru
SMRL CMA nº 54	Peru
Votorantim Andina S.A.	Chile
Votorantim Metals Canada Inc.	Canada
Votorantim Metals Namibia (Proprietary) Ltd.	Namibia

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